                                 SCHEDULE 13G
                                (RULE 13d-102)

           Information to be Included in Statements Filed Pursuant to
            Rules 13d-1(b)(c), and (d) and Amendments Thereto Filed
                           Pursuant to Rule 13d-2(b)

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934
                              (Amendment No.    )*
                                            ----

                               T/R SYSTEMS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   87263U 10 2
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               FEBRUARY 9, 2000
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ] 1 Rule 13d-1(b)
    [ X ] 2 Rule 13d-1(c)
    [   ] 3 Rule 13d-1(d)


---------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.  87263U 10 2                  13G            PAGE  2    OF   6   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Noro-Moseley Partners II, L.P.
          58-1789305
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          Not applicable                                            (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,176,890
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,176,890
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,176,890
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]
          Not applicable
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          9.65%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------
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CUSIP NO.  87263U 10 2                 13G              PAGE 3 OF 6 PAGES
           ------------                                     ---  ---

ITEM 1(a)  NAME OF ISSUER:
             T/R Systems, Inc.

ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             1300 Oakbrook Drive
             Norcross, GA 30093

ITEM 2(a)  NAME OF PERSON FILING:
             Noro-Moseley Partners II, L.P.

ITEM 2(b)  ADDRESS OF PRINCIPLE BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             9 North Parkway Square
             4200 Northside Parkway, N.W.
             Atlanta, GA 30327

ITEM 2(c)  CITIZENSHIP:
             Georgia

ITEM 2(d)  TITLE OF CLASS OF SECURITIES:
             Common Stock

ITEM 2(e)  CUSIP NUMBER:
             87263U 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange
                   Act.

         (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

         (e)  [ ]  An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E).

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of Investment Company Act.
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CUSIP NO. 87263U 10 2               13G                       PAGE 4 OF 6 PAGES
          ------------                                            ---  ---

     (j) [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

ITEM 4.  OWNERSHIP.

         PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER DEFINED IN ITEM 1.

         (a)  Amount Beneficially Owned: 1,176,890

         (b)  Percent of Class: 9.65%

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote: 1,176,890

              (ii)  Shared power to vote or to direct the vote

              (iii) Sole power to dispose or to direct the disposition of:
                      1,176,890

              (iv)  Shared power to dispose or to direct the disposition of: 0

         Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE
         FOLLOWING [ ].

         INSTRUCTION.  DISSOLUTION OF A GROUP REQUIRES A RESPONSE TO THIS ITEM.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         IF ANY OTHER PERSON IS KNOWN TO HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES, A STATEMENT TO THAT EFFECT SHOULD BE INCLUDED IN RESPONSE TO THIS ITEM AND, IF SUCH INTEREST RELATES TO MORE THAN FIVE PERCENT OF
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CUSIP NO. 87263U 10 2                   13G                    PAGE 5 OF 6 PAGES
          -----------                                              ---  ---


         THE CLASS, SUCH PERSON SHOULD BE IDENTIFIED. A LISTING OF THE SHAREHOLDERS OF AN INVESTMENT COMPANY REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940 OR THE BENEFICIARIES OF AN EMPLOYEE BENEFIT PLAN, PENSION FUND OR ENDOWMENT FUND IS NOT REQUIRED.

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         IF A PARENT HOLDING COMPANY HAS FILED THIS SCHEDULE, PURSUANT TO RULE 13d-1(b)(ii)(G), SO INDICATE UNDER ITEM 3(g) AND ATTACH AN EXHIBIT STATING THE IDENTITY AND THE ITEM 3 CLASSIFICATION OF THE RELEVANT SUBSIDIARY. IF A PARENT HOLDING COMPANY HAS FILED THIS SCHEDULE PURSUANT TO RULE 13d-1(c), ATTACH AN EXHIBIT STATING THE IDENTIFICATION OF THE RELEVANT SUBSIDIARY.

                  Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         IF A GROUP HAS FILED THIS SCHEDULE, PURSUANT TO RULE 13d-1(b)(ii)(J), SO INDICATE UNDER ITEM 3(h) AND ATTACH AN EXHIBIT STATING THE IDENTITY AND ITEM 3 CLASSIFICATION OF EACH MEMBER OF THE GROUP. IF A GROUP HAS FILED THIS SCHEDULE PURSUANT TO RULE 13d-1(d), ATTACH AN EXHIBIT STATING THE IDENTIFICATION OF EACH MEMBER OF THE GROUP.

                  Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         NOTICE OF DISSOLUTION OF A GROUP MAY BE FURNISHED AS AN EXHIBIT STATING THE DATE OF THE DISSOLUTION AND THAT ALL FURTHER FILINGS WITH RESPECT TO TRANSACTIONS IN THE SECURITY REPORTED ON WILL BE FILED, IF REQUIRED, BY MEMBERS OF THE GROUP, IN THEIR INDIVIDUAL CAPACITY. SEE
         ITEM 5.

                  Not applicable

ITEM 10. CERTIFICATION.





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CUSIP NO. 87263U 10 2                 13G                      PAGE 6 OF 6 PAGES
          ------------                                             ---  ---

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2001              NORO-MOSELEY PARTNERS II, L.P.
      ----------------


                                    /s/ JACK R. KELLY, JR.
                                    ---------------------------------------
                                    By:  Jack R. Kelly, Jr.
                                    Its: General Partner


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representatives authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and title of each person who signs the statement shall be typed or printed beneath his signature.

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

         Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).